                                                                      EXHIBIT 21

                      SUBSIDIARIES OF THE REGISTRANT

       Snyder Marketing Services, Inc.  Delaware
       Snyder Communications, L.P.      Delaware
       MMD, Inc.                        New Jersey
       MMD Specialty Services, Inc.     Delaware
       Good Neighbor Direct, Inc.       Massachusetts
       Sampling Corporation of America  Illinois
       American List Corporation        Delaware
       American Student List Corp.      Delaware
       Brann Holdings Limited           United Kingdom
       Brann Limited                    United Kingdom
       Bounty Group Holdings, Ltd.      United Kingdom
       Bounty Holdings, Ltd.            United Kingdom
       Bounty Services, Ltd.            United Kingdom
       Diss Fulfillment Services        United Kingdom
       Bounty Publications, Ltd.        United Kingdom
       American Sampling, Inc.          Delaware
       Halliday Jones Sales Limited     United Kingdom